Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Fourth Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 7, 2010 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of Net Profits for the fourth quarterly payment period ended December 31, 2009.

Unitholders of record on January 15, 2010 will receive a distribution amounting to $6,612,500 or $0.575 per unit payable January 25, 2010.

Volumes, price and Net Profits for the payment period were:

Volume (BOE)	239,874
Proceeds (BOE)	$60.75
Gross Proceeds	$14,573,347
Costs	$6,105,208
Net Profits	$8,468,140
Percentage applicable to Trust’s 80%
Net Profits Interest	$6,774,512

Gross Hedge Proceeds	$18,183
Percentage applicable to Trust 80%
Net Hedge Proceeds	$14,546

Total cash proceeds available for the Trust	$6,789,058
Provision for estimated Trust expenses	$(176,558)
Net cash proceeds available for distribution	$6,612,500

On December 1, 2009, SemCrude, L.P. and its associated debtor entities (inclusive of Eaglwing, L.P.) filed with the bankruptcy court a verification that the conditions had been met for their Fourth Amended Plan of Reorganization to become effective, and that the settlement with producers proposed in the Plan would be funded. The Plan acknowledges that there may be disagreement between the debtor entities and the various producers as to the amount to be paid for crude oil volumes sold to SemCrude, L.P. and its associated debtor entities (inclusive of Eaglwing, L.P.) in the twenty-day period prior to the bankruptcy (“Twenty-Day Claims”). The Plan requires producers to work with the court-approved Producer Representative to resolve any disagreement regarding the amount of any Twenty-Day Claim filed by the producer and the amount that the debtor entity listed in its disclosure schedules. Vess Oil Corporation (“VOC”) and Murfin Drilling Company (“MDC”), as operators of the underlying properties associated with the Trust, and the debtor entities disagree as to the amount to be paid to the interest owners, inclusive of MV Partners, relative to the leases VOC & MDC operate with respect to their Twenty-Day Claims. VOC and MDC are currently working with the Producer Representative to attempt to resolve the disagreement. At this point, while VOC and MDC are working diligently to secure timely the appropriate settlement payment, it is currently estimated the earliest they will be able to forward a payment to interest owners, inclusive of MV Partners, for the Twenty-Day Claims will be towards the end of the first quarter or during the second quarter of 2010; however, there can be no assurance as to the timing of the actual payment. The proceeds from the sale of oil volumes of MV Partners during June 2008 are still pending the outcome of the bankruptcy proceedings. The Trust’s portion of any funds received by MV Partners from the debtor entities will be distributed to the Trust with the then following regularly scheduled quarterly Trust distribution. The foregoing information in this paragraph has been provided to the Trustee by MV Partners, LLC.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701